Exhibit 99.1

Sales Plan

This plan of sales is dated as of June 18, 2008 (“Sales Plan”) between Ramius LLC (together with its controlled affiliates, “Seller”) and Cantor Fitzgerald & Co. (“Cantor”), as agent.

A.           Recitals

1.           This Sales Plan is entered into between Seller and Cantor as the Seller’s adoption of a written plan for trading securities that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.           Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller’s holdings of the common stock of Kensey Nash Corporation (the “Stock” and the “Issuer” as the case may be).

B.           Seller’s Representations, Warranties and Covenants

1.           As of the date on which Seller executed this Sales Plan, Seller was not aware of any material nonpublic information concerning the Issuer or its securities.  Seller entered into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.           The securities to be sold under this Sales Plan are owned free and clear by Seller and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the “Securities Act”).

3.           Seller agrees to complete, execute and deliver to Cantor a seller’s representation letter dated as of the date hereof substantially in a form acceptable to Cantor prior to or upon the commencement of sales of Stock pursuant to this Sales Plan.

4.           The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller.

5.           Seller agrees that until this Sales Plan has been terminated it shall, upon written request from Cantor delivered to Seller from time to time, provide such information as is reasonably requested to confirm that sales under the Sales Plan are in compliance with Rule 144 or Rule 145.

6.           Seller agrees that it shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Cantor or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while the Sales Plan is in effect.

7.           (a)           Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

(b)           Seller agrees that it shall in connection with the performance of this Sales Plan comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

8.           (a)           Seller agrees not to take, and agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

(b)           Seller agrees to file Forms 144 for the sales to be effected under this Sales Plan at such times as Seller may be required or permitted by applicable law.1

9.           Seller shall maintain in its account at Cantor or timely cause the delivery of a sufficient number of shares to cover all sales contemplated by this Sales Plan together with stock powers and other necessary transfer documentation.

C.           Cantor’s Representations, Warranties and Covenants

1.           Cantor has implemented reasonable policies and procedures, taking into consideration the nature of Cantor’s business, to ensure that its employees making investment decisions will not violate the laws prohibiting trading on the basis of material nonpublic information.  These policies and procedures include those that restrict any purchase or sale, or causing any purchase or sale, of any security as to which Cantor has material nonpublic information.

2.           In connection with all sales of Stock, Cantor shall deliver to the Seller by facsimile or electronic mail, no later than the close of business on the date such transaction is effected, all information necessary (to the extent that Cantor possesses such information) for the Seller to make all required Form 4 and 5 filings, as required by Section 16(a) of the Exchange Act with regard to sales made pursuant to this Sales Plan.

3.           Cantor agrees to conduct all sales pursuant to this Sales Plan in accordance with whatever provisions of Rule 144 or Rule 145 are applicable, including, but not limited to, the manner of sale requirement of Rule 144 of the Securities Act, and in no event shall Cantor effect any sale if such sale would exceed the then-applicable volume limitation under Rule 144, assuming that the sales to be made by Cantor under this Sales Plan are the only sales subject to such limitation.

1 The Seller’s representation on the Forms 144 regarding Seller’s knowledge of material information regarding the Issuer may be made as of the date the Sales Plan is adopted.  The “Remarks” section of each Form 144 should state that the sale is being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c) and indicate the later of the date the Sales Plan was adopted or was most recently amended and that the representation is made as of such date.

D.           Implementation of the Plan

1.           Seller hereby appoints Cantor to sell shares of Stock pursuant to the terms and conditions set forth below.  Subject to such terms and conditions, Cantor hereby accepts such appointment.

2.           Cantor is authorized to begin selling Stock pursuant to this Sales Plan commencing on the date hereof and ending on the earlier of (i) the termination of this Sales Plan in accordance with Section E below or (ii) two business days after receipt of notice of the commencement of any proceedings in respect of or triggered by the Seller's bankruptcy, liquidation or insolvency.

3.           (a)           Cantor is directed to sell shares of Stock pursuant to this Sales Plan in accordance with trading requirements adopted by the Seller and to be delivered in writing to Cantor by separate letter (the “Trading Instructions”).  The prices indicated in the Trading Instructions are gross prices before deduction of commissions (which shall be $0.015 per share) or mark-down.

(b)           Subject to the parameters set forth in the Trading Instructions hereto and the other applicable provisions of this Sales Plan, Cantor shall sell the Stock under ordinary principles of best execution.

(c)           The amounts set forth in the Trading Instructions shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any similar transaction with respect to the Issuer’s stock that occurs during the Sales Plan.

(d)           Seller understands that Cantor may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Cantor or any other event or circumstance (a “Blackout”).  Seller also understands that even in the absence of a Blackout, Cantor may be unable to effect sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a sale.

(e)           Seller and Cantor agree that if Issuer enters into a transaction that results, in Issuer’s good faith determination, in the imposition of trading restrictions on the Seller, such as a tender offer, material business combination or stock offering requiring an affiliate lock-up (“Issuer Restriction”), and if Issuer and Seller shall provide Cantor at least three (3) days’ prior written notice signed by Issuer and Seller and confirmed by telephone of such trading restrictions  then Cantor will cease effecting sales under this Sales Plan until notified in writing by both Issuer and Seller that such restrictions have terminated.  Cantor shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or receipt of the notice as set forth in the preceding sentence that the Issuer Restriction has ended.  Any unfilled sales that are not executed due to the existence of a Blackout or Issuer Restriction shall be deemed to be cancelled and shall not be effected pursuant to this Sales Plan.

4.           To the extent that any Stock remains in the Seller’s account after the end of, or upon termination of, this Sales Plan, Cantor agrees to return such Stock promptly to Seller’s custodian or to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller or otherwise to be put in such name as directed by Seller.

5.           Subject to the parameters specified in Section D(3) above, and in each such case, subject to the manner of sale requirement of Rule 144 being satisfied as provided in Section C(4), sales of the Stock may be effected, in whole or in part, on an agency basis or, if Cantor is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, Cantor may, in its sole discretion, effect one or more sales on a principal basis commensurate with all regulatory requirements regarding best execution practices.

6.           Seller acknowledges and agrees that he does not have authority, influence or control over any sales of Stock effected by Cantor pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales.

E.           Termination

1.           This Sales Plan shall terminate upon the earlier to occur of the following:

(a)           Cantor sells the maximum number of shares of Stock allowable under this Sales Plan; and

(b)           One party hereto receives written notice of termination from the other party.

2.           Any modification of this Sales Plan by Seller will be made in good faith and not as part of a scheme to evade the prohibitions of the Rule.  In particular, subject to the Seller's right to terminate this Sales Plan, Seller agrees not to alter or modify this Sales Plan at any time that Seller is aware of any material non-public information about the Issuer or the Stock.

F.           Limitation of Liability

1.           Notwithstanding any other provision hereof, Cantor shall not be liable to Seller for:

(a)           special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(b)           any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

2.           Seller has consulted with his own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Cantor or any person affiliated with Cantor in connection with, Seller’s adoption and implementation of this Sales Plan.

3.           Seller acknowledges and agrees that in performing its obligations hereunder neither Cantor nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller's assets, or exercising any authority or control respecting management or disposition of Seller's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller’s assets.  Without limiting the foregoing, Seller further acknowledges and agrees that neither Cantor nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller’s assets.

4.           Seller severally and not jointly agrees to indemnify and hold harmless Cantor and its officers, directors, employees, agents and affiliates from and against any losses, liabilities, claims, damages and expenses including but not limited to reasonable and documented attorneys’ fees and the costs of investigating or defending any matter, arising out of or incurred in connection with this Sales Plan (“Losses”), except to the extent Losses are found in a final award or judgment by an arbitrator or court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from gross negligence or willful misconduct on the part of Cantor.

G.           General

1.           Seller and Cantor acknowledge and agree that Cantor is acting as agent and custodian for Seller in connection with this Sales Plan and that Seller is a “customer” of Cantor within the meaning of Section 741(2) of Title 11 of the United States Code (the “Bankruptcy Code”).  Seller and Cantor further acknowledge and agree that this Sales Plan is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protections of, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

2.           This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan.

3.           All notices to Cantor under this Sales Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by this Sales Plan by telephone, by facsimile or by certified mail:

Cantor Fitzgerald & Co.

110 East 59th Street

New York, NY  10022

Attn: Jennifer Gatherer

4.           Neither party’s rights and obligations under this Sales Plan may be assigned or delegated without the written permission of the other party.

5.           This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.           If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Sales Plan will continue and remain in full force and effect.

7.           This Sales Plan, and all transactions contemplated hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York.  Any action brought in connection with this Sales Plan shall be brought in the federal or state courts located in the County of New York, State of New York, and the parties hereto irrevocably consent to the jurisdiction of such courts.  This Sales Plan may be modified or amended only by a writing signed by the parties hereto.  IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES, THE PARTIES HEREBY AGREE TO WAIVE TRIAL BY JURY.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

RAMIUS LLC

By:________________________________
Name:
Title:

CANTOR FITZGERALD & CO.

By:________________________________
Name:
Title: